Exhibit 99.4

December 15, 2011

PRESS CONFERENCE

19:30 TODAY

FUJIFILM Holdings Corporation today announced it has entered an agreement to acquire all of the issued and outstanding shares of SonoSite, a pioneer in hand-carried and mountable ultrasound systems.

Fujifilm’s management will provide further information on the deal at a press conference today, December 15, 2011, at 7.30pm. Please see below for further details.

The press conference will be held in Japanese.

Date:	Thursday, December 15, 2011

Time:	19:30 – 20:10

Venue:	FUJIFILM Holdings Corporation, Conference Room 7 Midtown Tower, 4th Floor 9-7-3, Akasaka, Minato-Ku, Tokyo

Speakers:	Mr. Shigetaka Komori, President & CEO Mr. Kouichi Tamai, Director, Executive Officer

For further inquiries, please contact: Kreab Gavin Anderson: 03-5404-0640 (M. Hattori / D. Stawinoga)

NOTE TO INVESTORS

The tender offer to purchase shares of SonoSite common stock referenced in this press release has not yet commenced, and this press release is neither an offer to purchase, nor a solicitation of an offer to sell, any securities. The tender offer to purchase shares of SonoSite common stock will be made only pursuant to a Tender Offer Statement on Schedule TO containing an offer to purchase, forms of letters of transmittal and other documents relating to the tender offer (the “Tender Offer Statement”), which Fujifilm will file with the SEC and mail to SonoSite stockholders.  At the time the tender offer is commenced, SonoSite will file a Solicitation / Recommendation Statement on Schedule 14D-9 with respect to the tender offer (the “Recommendation Statement”).  Investors and security holders of SonoSite are advised to read the Tender Offer Statement and Recommendation Statement carefully when they become available, before making any investment decision with respect to the tender offer because they will contain important information about the tender offer.  Investors and security holders of SonoSite also are advised that they may obtain free copies of the Tender Offer Statement and other documents filed by Fujifilm with the SEC (when these documents become available) and the Recommendation Statement and other documents filed by SonoSite (when these documents become available) on the SEC's website at http://www.sec.gov.  In addition, free copies of the Tender Offer Statement and related materials may be obtained (when these documents become available) from Fujifilm from Fujifilm Holdings website at http://www.fujifilmholdings.com/en/investors/index.html; and free copies of the Recommendation Statement and related materials may be obtained (when these documents become available) from SonoSite by written request to Investor Relations, 21919 30th Drive S.E., Bothell, Washington 98021.